Exhibit 99.1
News Release

Hi-Crush Inc. Reports Fourth Quarter and Full Year 2019 Results

•	Generated revenues of $125.5 million in 4Q 2019 vs. $173.0 million in 3Q 2019

•	Reported Adjusted EBITDA of $7.2 million in 4Q 2019 vs. $17.9 million in 3Q 2019

•	Realized loss of $(0.21) per share in 4Q 2019; adjusted loss of $(0.13) per share, excluding non-cash asset impairments

•	Extending logistics and equipment service offerings with the development of OnCore ProcessingTM

•	Delivered 63,076 total truckloads during 4Q 2019 and 264,492 truckloads for full year 2019

•	Reported total sand sales of 2.1 million tons in 4Q 2019 vs. 2.7 million tons in 3Q 2019; total sand sales of 9.9 million tons for full year 2019

•	Achieved contribution margin per ton of $9.02 in 4Q 2019 vs. $10.99 in 3Q 2019

•	Exited 4Q 2019 with total liquidity of $101.5 million, including $57.6 million of cash and no ABL borrowings

HOUSTON, February 19, 2020 - Hi-Crush Inc. (NYSE: HCR) (the "Company"), a fully-integrated provider of proppant logistics solutions, today reported fourth quarter and full year 2019 results. Revenues during the fourth quarter of 2019 totaled $125.5 million compared to $173.0 million during the third quarter of 2019. Revenues associated with logistics services was 38% of the total, compared to 33% in the third quarter of 2019. Truckloads delivered totaled 63,076 and sand sales volumes were 2,106,622 during the fourth quarter of 2019.

Net loss for the fourth quarter of 2019 was $(21.4) million, including $11.1 million of non-cash asset impairments associated with the write-down of certain terminal facilities, resulting in basic and diluted loss of $(0.21) per share, compared to net loss of $(268.5) million and basic and diluted loss of $(2.67) per share, including $346.4 million of non-cash asset impairments, for the third quarter of 2019. Adjusted net loss for the fourth quarter of 2019 was $(12.7) million or basic and diluted adjusted loss of $(0.13) per share, excluding the non-cash asset impairments. Adjusted EBITDA for the fourth quarter of 2019 was $7.2 million, compared to $17.9 million for the third quarter of 2019.

"I am pleased with our fully-integrated platform's ability to deliver excellent service quality across all business lines," said Mr. Robert E. Rasmus, Chairman and Chief Executive Officer of Hi-Crush Inc. "Our Pronghorn and NexStage logistics and equipment businesses realized continued commercial momentum, with the deployment of additional crews and next generation silo sets to both existing and new customers, despite a challenging environment in the fourth quarter."

"Our ability to differentiate Hi-Crush based on service quality and integrated solutions is more critical than ever," continued Mr. Rasmus. "We remain focused on providing efficient, high-quality, technology-enabled solutions that simplify our customers' supply chains, drive increased drilling and completion efficiency, and lower costs. The successful execution of our strategy is driving deeper relationships with our E&P customers, who accounted for 70% of our total sand sales volumes in the fourth quarter, along with increased adoption of our logistics service offering."

Fourth Quarter 2019 Results

Revenues during the fourth quarter of 2019 totaled $125.5 million, compared to $173.0 million in the third quarter of 2019. Revenues associated with logistics services were $47.8 million in the fourth quarter of 2019, compared to $57.4 million in the third quarter of 2019. Revenues from the sale of logistics equipment totaled $0.4 million in the fourth quarter of 2019, compared to $1.4 million in the third quarter of 2019.

Revenues from sales of frac sand totaled $77.3 million in the fourth quarter of 2019, compared to $114.2 million in the third quarter of 2019. Total frac sand volumes sold were 2.1 million tons in the fourth quarter of 2019, compared to 2.7 million tons in the third quarter of 2019. Average sales price was $37 per ton for the fourth quarter of 2019 compared to $43 per ton in the third quarter of 2019, driven by an increase in volumes sold from our in-basin Kermit complex, customer mix and continued pricing pressure for frac sand.

Volumes sold directly to E&Ps during the fourth quarter of 2019 were 70% of the total, compared to 63% in the third quarter of 2019 and 51% in the fourth quarter of 2018. Volumes sold through Pronghorn Energy Services, the Company's logistics business line, represented 39% of total volumes in the fourth quarter of 2019, compared to 34% in the third quarter of 2019.

Contribution margin was $9.02 per ton in the fourth quarter of 2019, compared to $10.99 per ton in the third quarter of 2019. The sequential decrease in contribution margin per ton primarily resulted from lower frac sand pricing and decreased customer completions activity, partially offset by strong operational execution and successful cost management initiatives.

General and administrative expenses totaled $11.6 million in the fourth quarter of 2019, excluding non-recurring expenses of $0.1 million associated with business development activities. General and administrative expenses totaled $11.5 million in the third quarter of 2019, excluding $0.5 million of business development activities and costs associated with the Company's previously completed corporate conversion from an MLP to a C-Corporation (the "Conversion").

"Our fourth quarter results were negatively impacted by seasonally lower activity levels experienced across the industry," said Mr. J. Philip McCormick, Jr., Chief Financial Officer of Hi-Crush Inc. "Our team remains intensely focused on controlling costs across our operations, as evidenced by our resilient contribution margin per ton performance and year-over-year reductions in G&A expenses. At the same time, we have been expanding capabilities, and today, we have positioned our fully-integrated platform to maximize value to customers and investors through a suite of equipment and services that is truly differentiated in the marketplace."

Full Year 2019 Results

Net loss for the full year 2019 was $(413.6) million, including $357.5 million of non-cash asset impairments and a $115.5 million non-cash charge for deferred taxes related to the Conversion from an MLP to a C-Corporation structure, resulting in basic and diluted loss of $(4.10) per share. Adjusted net loss for the full year 2019 was $(19.8) million or basic and diluted adjusted loss of $(0.20) per share, excluding the non-cash asset impairments and non-cash charge for deferred taxes. Adjusted EBITDA for the full year 2019 was $67.4 million.

Revenues for the full year 2019 totaled $636.4 million, driven by logistics services and 9.9 million tons of frac sand sold. Revenues for the full year 2018 totaled $842.8 million, driven by logistics services and 10.4 million tons of frac sand sold. Average frac sand sales price per ton was $44 per ton for the full year 2019, compared to $67 per ton for the full year 2018. Contribution margin averaged $11.62 per ton for the full year 2019.

Operational Update

Truckloads of frac sand delivered during the fourth quarter totaled 63,076, driven by activity across all major basins, the deployment of next generation NexStage silo sets, and the sale of approximately 2.1 million tons of frac sand from operating production facilities. During the fourth quarter of 2019, Hi-Crush operated Blair, and Wyeville in Wisconsin, and the Kermit Complex in West Texas, with sales activity occurring at the minegate, owned and operated in-basin terminals, and the wellsite.

Truckloads delivered by Pronghorn Energy Services decreased 19% in the fourth quarter of 2019 as compared to the third quarter of 2019. Truckloads delivered during the full year 2019 totaled 264,492, approximately 45% of which were associated with trucking hauls of third-party, non-Hi-Crush sand. As of December 31, 2019, the Company operated last mile crews in the Permian, Eagle Ford, Marcellus / Utica, Powder River, Mid-Con and Bakken regions.

During the fourth quarter of 2019, the Company deployed next generation NexStage silos to a major E&P in the Permian basin. The Company has deployed additional silo sets during the first quarter of 2020, and has scheduled further deployments with this E&P customer, which had previously been utilizing a competing silo solution. The Company has also scheduled deployments of next generation NexStage silo sets for additional E&Ps.

The Company continues to expand the range of functionality for its PropDispatch technology. Recent enhancements to the PropDispatch platform include enhanced inventory reporting with improved accuracy, driver-specific load and activity histories, and live GPS updating of trucks traveling to the wellsite. The Company plans for the continued expansion of the PropDispatch software's capabilities and further integration with the Company's broad range of logistics offerings.

"Our logistics and equipment operations delivered excellent service quality and leading safety metrics, while expanding our customer base," said Mr. M. Alan Oehlert, Chief Operating Officer of Hi-Crush Inc. "We are proud of our team’s ability to achieve zero trucking related non-productive time during an industry-wide trucking shortage experienced around year-end. We are also pleased with the rapid adoption and scheduled deployment of next generation NexStage silo sets to E&P customers. Our top priority is to continue listening to our customers to ensure we are providing services and solutions that address and anticipate their needs."

Innovation in the Last Mile: OnCore Processing

The Company previously announced an extension of its logistics and equipment service offering, with the commencement of manufacturing of its first mobile processing unit, branded as OnCore Processing. The OnCore Processing solution is comprised of portable wet and dry plant sand processing equipment mounted on trailer chassis, and is designed to improve logistics efficiencies by moving the production and processing of raw frac sand as close to customers’ wellsites as possible. OnCore Processing will allow Hi-Crush to profitably reduce costs for customers that have reserves on their acreage or adjacent land, and whose operations are otherwise economically disadvantaged from other frac sand supply points.

The patented equipment is being manufactured through partnerships with third party equipment manufacturers with whom Hi-Crush has exclusivity agreements in place. The Company expects delivery of its first OnCore Processing unit during the second quarter of 2020, with deployment of the unit under a long-term, dedicated customer agreement expected shortly after delivery. The Company expects to deploy a second unit later in the second quarter of 2020.

"Our recently announced OnCore Processing solution reflects the next logical step in our chain of innovation," Mr. Rasmus continued. "Given the current levels of frac sand pricing, the only way to further structurally reduce sand costs for operators is to reduce the distance traveled from the mine to the wellsite. OnCore accomplishes this and is an important component in Hi-Crush’s suite of solutions that emphasize maximizing value to customers and simplifying their supply chain, especially when bundled with our Pronghorn and NexStage offerings."

Liquidity

Hi-Crush Inc. had total liquidity of $101.5 million as of December 31, 2019, comprised of $57.6 million of cash and $43.9 million in available borrowing capacity under its senior secured revolving credit facility (the "ABL Facility"). Hi-Crush Inc. currently remains undrawn on its ABL Facility, and anticipates no borrowings on the ABL Facility during 2020.

"We are focused on managing liquidity and maintaining a flexible balance sheet to best position us on a through-cycle basis," continued Mr. McCormick. "Our financial flexibility enables us to further advance our logistics strategy, including pursuing further development of next generation NexStage silos and our innovative OnCore Processing units. We are committed to pursuing our strategic initiatives, advancing technology and innovation within our fully-integrated platform, while maintaining a strong and flexible financial position."

Stock Repurchase Program

Hi-Crush Inc. repurchased 348,653 common shares for a total cost of $0.2 million during the fourth quarter of 2019. As of December 31, 2019, the Company has repurchased a total of 1,526,384 common shares for a total cost of $3.4 million. The Company's stock repurchase program had $21.6 million of remaining authorized capacity as of December 31, 2019. The repurchase program does not obligate the Company to repurchase any specific dollar amount or number of shares, and may be suspended, modified or discontinued by the Board of Directors at any time, in its sole discretion and without notice.

"We repurchased approximately 1.5% of the company’s outstanding shares during 2019, evidencing our commitment to delivering shareholder values in multiple ways," continued Mr. Rasmus. "We will remain opportunistic on potential further forms of capital return."

Capital Expenditures

Capital expenditures for the fourth quarter of 2019 and full year 2019 totaled $5.4 million and $71.7 million, respectively. Capital expenditures for the fourth quarter of 2019 were below the Company’s previously guided range of $7 to $10 million. Based on customer demand, the Company expects 2020 capital expenditures to increase with the development and deployment of next generation NexStage silo sets and OnCore Processing units. Based on current outlook, the Company has updated its expected capital expenditures for full year 2020 to a range of $45 to $60 million, which includes $10 to $15 million of maintenance capital expenditures.

"Customer reception for our next generation NexStage silo sets has been tremendous," continued Mr. Rasmus. "Additionally, we are extremely excited at the early positive feedback and significant interest level for our OnCore mobile processing unit. Given the response and explicit customer demand, we are prudently investing in the further development of our technology-driven customer solutions. Investments in these innovative and disruptive strategic initiatives will deliver significant value to all stakeholders, and support sustainable free cash flow over the long-term."

Outlook

For the first quarter of 2020, the Company expects to increase truckloads delivered, equipment lease revenue, sand sales, contribution margin per ton, and Adjusted EBITDA as compared to the fourth quarter of 2019. This is due to an increase in logistics activity with new customer work, more silo sets being deployed, and overall customer activity increasing. Based on current demand and ongoing customer conversations, the Company expects to deploy silo sets throughout the remainder of 2020 to existing and new customers. The Company currently expects truckloads delivered to increase by more than 25% during the first quarter of 2020 and frac sand volumes sold to increase by 15% to 25%, to 2.4 to 2.6 million tons.

"Hi-Crush’s ongoing success will be driven by our differentiation in the marketplace as the only fully-integrated provider of technology-enabled logistics solutions and frac sand production," said Mr. Rasmus. "Leveraging these capabilities, and advancing our business model away from being solely focused on commodity sand production will allow Hi-Crush to deliver unmatched customer service, deliver increased profitability, and ultimately to break out of the current period of malaise surrounding oilfield services, which will mean increased value creation for shareholders. We are investing capex today as a means of disrupting an otherwise sclerotic industry. The addition of OnCore Processing into our portfolio of solutions further differentiates Hi-Crush from the competition and will allow us to more profitably address a greater range of customer needs, in more ways, in more places. I am excited about what 2020 has in store for Hi-Crush."

Conference Call

On Thursday, February 20, 2020, Hi-Crush Inc. will hold a conference call for investors at 7:30 a.m. Central Time (8:30 a.m. Eastern Time) to discuss Hi-Crush Inc.’s fourth quarter and full year 2019 results. Hosting the call will be Robert E. Rasmus, Chairman and Chief Executive Officer, J. Philip McCormick, Jr., Chief Financial Officer and M. Alan Oehlert, Chief Operating Officer. The call can be accessed live over the telephone by dialing (877) 407-0789, or for international callers, (201) 689-8562. A replay will be available shortly after the call and can be accessed by dialing (844) 512-2921, or for international callers, (412) 317-6671. The passcode for the replay is 13698202. The replay will be available until March 5, 2020.

Interested parties may also listen to a simultaneous webcast of the conference call by logging onto Hi-Crush Inc.’s website at www.hicrushinc.com under the Investors-Event Calendar and Presentations section. A replay of the webcast will also be available for approximately 30 days following the call. The slide presentation to be referenced on the call will also be on Hi-Crush Inc.’s website at www.hicrushinc.com under the Investors-Event Calendar and Presentations section.

Hi-Crush Inc. filed with the Securities and Exchange Commission (the "SEC") its Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (the "Form 10-K") on February 19, 2020. An electronic copy of the Form 10-K (including these financial statements) is available on Hi-Crush’s website at www.hicrushinc.com under the Investors-SEC Filings section, and also may be obtained through the SEC’s website at www.sec.gov. Interested parties also may receive a hard copy of the Form 10-K and these financial statements free of charge upon request to the secretary of our general partner at our principal executive offices. Our principal executive offices are located at 1330 Post Oak Blvd, Suite 600, Houston, Texas 77056, and our telephone number is (713) 980-6200.

About Hi-Crush Inc.

Hi-Crush Inc. is a fully-integrated provider of proppant and logistics services for hydraulic fracturing operations, offering frac sand production, advanced wellsite storage systems, flexible last mile services, and innovative software for real-time visibility and management across the entire supply chain. Our strategic suite of solutions provides operators and service companies in all major U.S. oil and gas basins with the ability to build safety, reliability and efficiency into every completion.

Non-GAAP Financial Measures

EBITDA, Adjusted EBITDA, free cash flow, contribution margin, adjusted net income and adjusted earnings per share are not financial measures presented in accordance with generally accepted accounting principles in the United States ("GAAP"), which may be used periodically by management when discussing our financial results with investors and analysts. The accompanying schedules of this news release provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with GAAP. Our non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measure.

We define EBITDA as net income, plus; (i) depreciation, depletion and amortization; (ii) interest expense, net of interest income; and (iii) income tax expense (benefit). We define Adjusted EBITDA as EBITDA, plus; (i) non-cash impairments of goodwill and other assets; (ii) change in estimated fair value of contingent consideration; (iii) earnings (loss) from equity method investments; (iv) gain on remeasurement of equity method investments; (v) loss on extinguishment of debt; and (vi) non-recurring business development costs and other items. EBITDA and Adjusted EBITDA are supplemental measures utilized by our management and other users of our financial statements, such as investors, commercial banks and research analysts, to assess the financial performance of our assets without regard to financing methods, capital structure or historical cost basis.

We define free cash flow as net cash provided by (used in) operating activities less maintenance and growth capital expenditures. Free cash flow is a supplemental measure utilized by our management and other users of our financial statements, such as investors, commercial banks and research analysts, to assess our ability to generate cash from operations for mandatory obligations, including debt repayment, and discretionary investment opportunities.

We use contribution margin, which we define as total revenues less costs of goods sold excluding depreciation, depletion and amortization, to measure our financial and operating performance. Contribution margin excludes other operating expenses and income, including costs not directly associated with the operations of our business such as accounting, human resources, information technology, legal, sales and other administrative activities. We believe contribution margin is a meaningful measure because it provides an operating and financial measure of our ability to generate margin in excess of our operating cost base.

We define adjusted net income (loss) as net income (loss) adjusted for certain unusual and/or infrequent transactions, such as non-cash asset impairments, the tax impacts related to asset impairments and non-cash charge for deferred taxes related to the corporate conversion to a C-Corporation. We define adjusted earnings per common share as adjusted net income (loss) divided by the basic and diluted weighted average number of shares of common stock outstanding during the reporting period. Adjusted net income (loss) and adjusted earnings per common share are utilized by our management and other users of our financial statements, such as investors, commercial banks and research analysts, to assess the recurring historical financial performance of our assets.

Forward-Looking Statements

Some of the information in this news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements give our current expectations, and contain projections of results of operations or of financial condition, or forecasts of future events. Words such as "may," "should," "assume," "forecast," "position," "predict," "strategy," "expect," "intend," "hope," "plan," "estimate," "anticipate," "could," "believe," "project," "budget," "potential," "likely," or "continue," and similar expressions are used to identify forward-looking statements. They can be affected by assumptions used or by known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Hi-Crush Inc.’s reports filed with the SEC, including those described under Item 1A of Hi-Crush Inc.’s Form 10-K for the year ended December 31, 2019. Actual results may vary materially. You are cautioned not to place undue reliance on any forward-looking statements. You should also understand that it is not possible to predict or identify all such factors and should not consider the risk factors in our reports filed with the SEC or the following list to be a complete statement of all potential risks and uncertainties. Factors that could cause our actual results to differ materially from the results contemplated by such forward looking statements include: the volume of frac sand we are able to sell; the price at which we are able to sell frac sand; the outcome of any pending litigation, claims or assessments, including unasserted claims; changes in the price and availability of natural gas or electricity; changes in prevailing economic conditions; difficulty collecting receivables. All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements. Hi-Crush Inc.’s forward-looking statements speak only as of the date made and Hi-Crush Inc. undertakes no obligation to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Investor contact:
Caldwell Bailey, Manager, Investor Relations
Marc Silverberg, ICR
ir@hicrushinc.com
(713) 980-6270

Consolidated Balance Sheets
(Amounts in thousands, except share amounts)

	December 31,
	2019	2018
Assets
Current assets:
Cash	$57,559	$114,256
Accounts receivable, net	71,824	101,029
Inventories	39,974	57,089
Prepaid expenses and other current assets	9,818	13,239
Total current assets	179,175	285,613
Property, plant and equipment, net	810,906	1,031,188
Operating lease right-of-use assets	44,086	—
Goodwill and intangible assets, net	38,141	71,575
Equity method investments	37,173	37,354
Other assets	1,656	8,108
Total assets	$1,111,137	$1,433,838
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$40,592	$71,039
Accrued and other current liabilities	42,818	61,337
Current portion of deferred revenues	10,598	19,940
Current portion of long-term debt	2,628	2,194
Current portion of operating lease liabilities	30,191	—
Total current liabilities	126,827	154,510
Deferred revenues	15,430	9,845
Long-term debt	445,339	443,283
Operating lease liabilities	79,924	—
Asset retirement obligations	10,964	10,677
Deferred tax liabilities	29,997	—
Other liabilities	1,532	8,276
Total liabilities	710,013	626,591
Commitments and contingencies
Stockholders' equity:
Limited partners interest, 100,874,988 units issued and outstanding at December 31, 2018	—	811,477
Preferred stock, $0.01 par value, 100,000,000 shares authorized; zero issued and outstanding at December 31, 2019	—	—
Common stock, $0.01 par value, 500,000,000 shares authorized; 100,711,015 issued and outstanding at December 31, 2019	1,007	—
Additional paid-in-capital	804,218	—
Retained deficit	(403,401)	—
Accumulated other comprehensive loss	(700)	(4,230)
Total stockholders' equity	401,124	807,247
Total liabilities and stockholders' equity	$1,111,137	$1,433,838

Unaudited Consolidated Statements of Operations
(Amounts in thousands, except shares and per share amounts)

	Three Months Ended
	December 31,		September 30,
	2019	2018	2019
Revenues	$125,487	$162,235	$172,972
Cost of goods sold (excluding depreciation, depletion and amortization)	106,492	133,877	143,460
Depreciation, depletion and amortization	11,662	9,762	14,320
Gross profit	7,333	18,596	15,192
Operating costs and expenses:
General and administrative expenses	11,741	16,982	12,020
Depreciation and amortization	1,609	1,457	1,773
Accretion of asset retirement obligations	128	125	107
Asset impairments	11,110	—	346,384
Change in estimated fair value of contingent consideration	(2,174)	—	(5,181)
Other operating expenses, net	235	1,072	658
Loss from operations	(15,316)	(1,040)	(340,569)
Other income (expense):
Earnings from equity method investments	1,733	1,250	1,880
Interest expense	(11,588)	(10,140)	(11,790)
Loss before income tax	(25,171)	(9,930)	(350,479)
Income tax benefit:
Current tax expense (benefit)	(289)	—	1,087
Deferred tax benefit	(3,511)	—	(83,069)
Income tax benefit	(3,800)	—	(81,982)
Net loss	$(21,371)	$(9,930)	$(268,497)
Loss per common share:
Basic	$(0.21)	$(0.08)	$(2.67)
Diluted	$(0.21)	$(0.08)	$(2.67)
Weighted average common stock outstanding:
Basic	100,862,060	98,359,616	100,711,426
Diluted	100,862,060	98,359,616	100,711,426

Consolidated Statements of Operations
(Amounts in thousands, except shares and per share amounts)

	Year Ended
	December 31,
	2019	2018
Revenues	$636,370	$842,840
Cost of goods sold (excluding depreciation, depletion and amortization)	521,746	577,974
Depreciation, depletion and amortization	51,316	38,284
Gross profit	63,308	226,582
Operating costs and expenses:
General and administrative expenses	51,584	55,032
Depreciation and amortization	6,755	3,865
Accretion of asset retirement obligations	494	498
Asset impairments	357,494	—
Change in estimated fair value of contingent consideration	(8,027)	—
Other operating expenses, net	1,793	3,196
Income (loss) from operations	(346,785)	163,991
Other income (expense):
Earnings from equity method investments	6,013	5,184
Gain on remeasurement of equity method investment	3,612	—
Interest expense	(45,774)	(25,347)
Loss on extinguishment of debt	—	(6,233)
Income (loss) before income tax	(382,934)	137,595
Income tax expense (benefit):
Current tax expense	1,057	—
Deferred tax benefit	(85,920)	—
Deferred tax resulting from conversion to a corporation	115,488	—
Income tax expense	30,625	—
Net income (loss)	$(413,559)	$137,595
Earnings (loss) per common share:
Basic	$(4.10)	$1.46
Diluted	$(4.10)	$1.42
Weighted average common stock outstanding:
Basic	100,974,770	91,248,042
Diluted	100,974,770	93,638,180

Unaudited Adjusted Net Income and Adjusted Earnings Per Common Share
(Amounts in thousands, except shares and per share amounts)

	Three Months Ended
	December 31, 2019	September 30, 2019
Net loss	$(21,371)	$(268,497)
Adjustments to reconcile to adjusted net loss:
Asset impairments	11,110	346,384
Income tax benefit related to asset impairments	(2,462)	(81,400)
Adjusted net loss	$(12,723)	$(3,513)

Basic weighted average common shares outstanding	100,862,060	100,711,426
Potentially dilutive common shares	—	—
Diluted weighted average common shares outstanding	100,862,060	100,711,426

Adjusted loss per share - basic	$(0.13)	$(0.03)
Adjusted loss per share - diluted	$(0.13)	$(0.03)

Year Ended
December 31, 2019
Net loss	$(413,559)
Adjustments to reconcile to adjusted net loss:
Asset impairments	357,494
Income tax benefit related to asset impairments	(79,221)
Deferred tax resulting from conversion to a corporation	115,488
Adjusted net loss	$(19,798)

Basic weighted average common shares outstanding	100,974,770
Potentially dilutive common shares	—
Diluted weighted average common shares outstanding	100,974,770

Adjusted loss per share - basic	$(0.20)
Adjusted loss per share - diluted	$(0.20)

Unaudited EBITDA and Adjusted EBITDA
(Amounts in thousands)

	Three Months Ended
	December 31,		September 30,
	2019	2018	2019
Reconciliation of Adjusted EBITDA to net loss:
Net loss	$(21,371)	$(9,930)	$(268,497)
Depreciation, depletion and amortization expense	13,271	11,219	16,093
Interest expense	11,588	10,140	11,790
Income tax benefit	(3,800)	—	(81,982)
EBITDA	(312)	11,429	(322,596)
Non-cash impairment of assets	11,110	—	346,384
Change in estimated fair value of contingent consideration	(2,174)	—	(5,181)
Earnings from equity method investments	(1,733)	(1,250)	(1,880)
Non-recurring business development costs and other items (1)	314	4,710	1,173
Adjusted EBITDA	$7,205	$14,889	$17,900

(1)
During the three months ended December 31, 2019 and September 30, 2019, non-recurring business development costs and other items are primarily associated with the Conversion, business acquisitions and severance costs. During the three months ended December 31, 2018, non-recurring business development costs and other items are primarily associated with business development and legal costs associated with the acquisition of the sponsor and general partner.

	Year Ended
	December 31,
	2019	2018
Reconciliation of Adjusted EBITDA to net income (loss):
Net income (loss)	$(413,559)	$137,595
Depreciation, depletion and amortization expense	58,071	42,149
Interest expense	45,774	25,347
Income tax expense	30,625	—
EBITDA	(279,089)	205,091
Non-cash impairment of assets	357,494	—
Change in estimated fair value of contingent consideration	(8,027)	—
Earnings from equity method investments	(6,013)	(5,184)
Gain on remeasurement of equity method investment	(3,612)	—
Loss on extinguishment of debt	—	6,233
Non-recurring business development costs and other items (1)	6,627	6,495
Adjusted EBITDA	$67,380	$212,635

(1)
During the year ended December 31, 2019, non-recurring business development costs and other items are primarily associated with the Conversion, business acquisitions and severance costs. During the year ended December 31, 2018, non-recurring business development costs and other items are primarily associated with business development and legal costs associated with the acquisition of the sponsor and general partner and lease termination costs associated with the relocation of our corporate offices.

Consolidated Cash Flow Information
(Amounts in thousands)

	Year Ended
	December 31,
	2019	2018
Operating activities	$29,878	$237,303
Investing activities	(74,656)	(188,137)
Financing activities	(11,934)	57,367
Effects of exchange rate on cash	15	(1)
Net change in cash	$(56,697)	$106,532

Unaudited Free Cash Flow
(Amounts in thousands)
The following table presents a reconciliation of free cash flow to the most directly comparable GAAP financial measure, as applicable, for each of the periods indicated:

	Three Months Ended	Year Ended
	December 31, 2019	December 31, 2019
Net cash provided by operating activities	$17,780	$29,878
Less: Maintenance capital expenditures	(1,890)	(12,941)
Less: Growth capital expenditures (1)	(3,476)	(27,536)
Free cash flow	$12,414	$(10,599)

(1)
For the year ended December 31, 2019, we have excluded growth capital expenditures of $31,219 spent during the first nine months related to construction projects associated with completion of our second Kermit facility and expansion at our Wyeville facility, both of which were fully-funded in 2018. All other growth capital expenditures related to investments in our logistics and wellsite operations are included in the above.

Unaudited Contribution Margin and Per Ton Operating Activity
(Amounts in thousands, except tons and per ton amounts)

	Three Months Ended
	December 31,		September 30,
	2019	2018	2019
Revenues	$125,487	$162,235	$172,972
Cost of goods sold (excluding depreciation, depletion and amortization)	106,492	133,877	143,460
Depreciation, depletion and amortization	11,662	9,762	14,320
Gross profit	7,333	18,596	15,192
Add back depreciation, depletion and amortization	11,662	9,762	14,320
Contribution margin	$18,995	$28,358	$29,512
Sand sold	2,106,622	1,976,805	2,685,736
Contribution margin per ton sold	$9.02	$14.35	$10.99

	Year Ended
	December 31,
	2019	2018
Revenues	$636,370	$842,840
Cost of goods sold (excluding depreciation, depletion and amortization)	521,746	577,974
Depreciation, depletion and amortization	51,316	38,284
Gross profit	63,308	226,582
Add back depreciation, depletion and amortization	51,316	38,284
Contribution margin	$114,624	$264,866
Sand sold	9,865,706	10,407,296
Contribution margin per ton sold	$11.62	$25.45